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                                                                    EXHIBIT 4.10

                                    FORM OF
                          CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF

                 Preferred Redeemable Increased Dividend Equity
          Securities/SM/, 8% PRIDES/SM/, Convertible Preferred Stock


                                       of

                           HILTON HOTELS CORPORATION
                 ----------------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                 ----------------------------------------------


          HILTON HOTELS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, under (i) authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, as amended to date and (ii) the provisions of Sections 141(c) and 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted the following resolutions by unanimous written consent on _____________, 1996:

          RESOLVED, that under authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), that pursuant to Article IV of the Restated Certificate of Incorporation, there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth, to be set forth in a certificate of designations (the "Certificate of Designations"):

          Section 1. Designation and Size of Issue; Ranking. (a) The series of
                     --------------------------------------
preferred stock authorized hereby shall be designated as the "Preferred Redeemable Increased Dividend Equity Securities/SM/, 8% PRIDES/SM/, Convertible Preferred Stock" (the "PRIDES"). The number of shares constituting the PRIDES shall be 14,832,700 shares. Each share of PRIDES shall have a stated liquidation value of $11.125.

                 (b) Any shares of the PRIDES which at any time have been redeemed for, or converted into, Common Stock, par value $2.50, of the Corporation (the "Common Stock") or otherwise reacquired by the Corporation shall, after such redemption, conversion or other acquisition, resume the status of authorized and unissued shares of preferred stock, par value $1.00

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/SM/  SERVICE MARK OF MERRILL LYNCH & CO., INC.
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of the Corporation (the "Preferred Stock"), without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                 (c) The shares of PRIDES shall rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any Preferred Stock issued by the Corporation after the date of this Certificate of Designations that by its terms ranks pari passu with the PRIDES ("Parity Preferred Stock").

          Section 2. Dividends. (a) The holders of record of the shares of PRIDES shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends ("Preferred Dividends") from the date of the issuance of the shares of PRIDES at the rate per annum of 8 percent of the stated liquidation value per share (equivalent to $.89 per annum or $.2225 per quarter for each share of PRIDES), payable quarterly in arrears, on each January 3, April 3, July 3 and October 3 (each a "Dividend Payment Date") or, if any such date is not a business day (as defined herein), the Preferred Dividend due on such Dividend Payment Date shall be paid on the next succeeding business day; provided, however, that, with respect to
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any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued Preferred Dividends to, and pay such Preferred Dividends on, the date fixed for redemption, in which case such Preferred Dividends shall be payable to the holders of shares of PRIDES as of the record date for such dividend payment and shall not be included in the calculation of the related PRIDES Call Price (as defined herein). The first dividend period shall be from the date of initial issuance of the shares of PRIDES to but excluding __________________, and the first Preferred Dividend shall be payable on _____________________.  Preferred Dividends on shares of PRIDES shall be cumulative and shall accumulate from the date of original issuance; provided, however, that all accumulated dividends on the Bally Entertainment
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Corporation ("Bally") Preferred Redeemable Increaed Dividend Equity Securities,
8% PRIDES, Convertible Preferred Stock (the "Bally PRIDES") as of the
effective time of the Merger (the "Merger") of Bally with and into the Corporation shall become accumulated dividends on the Hilton PRIDES exchanged therefor, payable on the next dividend payment date following the Merger (and such dividends shall not be payable with respect to Bally PRIDES); provided,
                                                                   --------
further, however, that in the event the Merger occurs on or after the record
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date for a dividend on the Bally PRIDES but prior to the payment date for such dividend, then such dividend shall be payable with respect to the Bally PRIDES (and shall not constitute an accumulated dividend on the Hilton PRIDES), and dividends shall commence accruing on the Hilton PRIDES as of the payment date for such dividend (payable on the next succeeding payment date). Preferred Dividends on shares of PRIDES shall cease to accrue on and after the Mandatory Conversion Date (as defined herein) or on and after the date of their earlier conversion or redemption, as the case may be. Preferred Dividends shall be payable to holders of record as they appear on the stock register of the Corporation on such record date, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Preferred Dividends payable on shares of PRIDES for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of PRIDES to but excluding the first Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis whether or not there are funds of the Corporation legally available for the payment of such dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

                 (b) As long as shares of PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into, shares of Common Stock or any other capital stock of the Corporation ranking junior to the shares of PRIDES as to the payment of dividends and the distribution of assets upon liquidation (collectively, the "Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) shall be paid or declared in cash or otherwise, nor shall any other

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distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection with any such distribution), on any Junior Stock unless: (i) full dividends on Preferred Stock (including the shares of PRIDES) that does not constitute Junior Stock ("Senior Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Senior Preferred Stock.

                 (c) As long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Senior Preferred Stock.

                 (d) As long as any shares of PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) and the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either (a) (i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) dividends in full or the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Senior Preferred Stock; or (b) with respect to the payment of dividends only, any such dividends on the Parity Preferred Stock shall be declared and paid pro rata so that the amounts of any dividends declared and paid per share of PRIDES and each

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other share of Senior Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of PRIDES and such other shares of Parity Preferred Stock bear to each other.

          Section 3.  Conversion or Redemption.  (a)  Unless previously either
                      ------------------------
redeemed or converted at the option of the holder in accordance with the provisions of Section 3(c), on October 3, 1999 (the "Mandatory Conversion Date"), each outstanding share of PRIDES shall mandatorily convert ("Mandatory Conversion") into (i) shares of authorized Common Stock at the PRIDES Common Equivalent Rate (as defined herein) in effect on the Mandatory Conversion Date and (ii) the right to receive cash in an amount equal to all accrued and unpaid Preferred Dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of Preferred Dividends, subject to the right of the Corporation to redeem the shares of PRIDES on or after October 3, 1998 (the "Initial Redemption Date"), and before the Mandatory Conversion Date, and subject to the conversion of the shares of PRIDES at the option of the holder at any time before the Mandatory Conversion Date. The "PRIDES Common Equivalent Rate" shall initially be 1.12 shares of Common Stock for each share of PRIDES and shall be subject to adjustment as set forth in Sections 3(d) and 3(e) below. Shares of PRIDES shall cease to be outstanding from and after the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon surrender of certificates representing shares of PRIDES, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of certificates representing the shares of PRIDES; provided that
                                                                 --------
the Corporation shall give the holders of the shares of PRIDES such notice of any such actions as the Corporation deems appropriate and upon surrender such holders shall be entitled to receive such dividends declared and paid, if any, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

          (b) (i) Shares of PRIDES are not redeemable by the Corporation before the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date until immediately before the Mandatory Conversion Date, the Corporation shall have the right to redeem, in whole or in part, the outstanding shares of PRIDES (subject to the notice provisions set forth in Section 3(b)(iv)). Upon any such redemption, the Corporation shall deliver to each holder thereof, in exchange for each such share of PRIDES subject to redemption, the greater of (A) the number of shares of Common Stock equal to the applicable PRIDES Call Price (as defined herein) in effect on the redemption date divided by the Current Market Price (as defined herein) of the Common Stock, determined as of the second Trading Day (as defined herein) immediately preceding the Notice Date (as defined herein); (B) 0.92 of one share of Common Stock (the "PRIDES Minimum Redemption Rate" which is subject to adjustment in the same manner as the PRIDES Optional Conversion Rate (as defined herein) is adjusted). Preferred Dividends on the shares of PRIDES shall cease to accrue on and after the date fixed for their redemption.

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          (ii) The "PRIDES Call Price" of each share of PRIDES shall be the sum of (x) $11.348 on and after the Initial Redemption Date, to and including January 2, 1999; $11.292 on and after January 3, 1999, to and including April 2, 1999; $11.237 on and after April 3, 1999, to and including July 2, 1999; $11.181 on and after July 3, 1999, to and including September 2, 1999; and $11.125 (the stated liquidation value of one share of PRIDES) on and after September 3, 1999, to and including October 3, 1999; and (y) all accrued and unpaid Preferred Dividends thereon to but not including the date fixed for redemption (other than previously declared Preferred Dividends payable to a holder of record as of a prior date). If fewer than all the outstanding shares of PRIDES are to be called for redemption, shares of PRIDES to be called shall be selected by the Corporation from outstanding shares of PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

          (iii) The term "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the Closing Prices (as defined herein) of the Common Stock for the 15 consecutive Trading Days ending on and including such date of determination, and (y) the Closing Price of the Common Stock on such date of determination; provided, however,
                                                         --------  -------
that, with respect to any redemption of shares of PRIDES, if any event resulting in an adjustment of the PRIDES Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

          (iv) The Corporation shall provide notice of any redemption of the shares of PRIDES to holders of record of the shares of PRIDES to be called for redemption not less than 30 nor more than 60 days before the date fixed for redemption. Any such notice shall be provided by mail, sent to the holders of record of the shares of PRIDES to be called at each such holder's address as it appears on the stock register of the Corporation, first-class postage prepaid; provided, however, that failure to give such notice or any defect therein shall
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not affect the validity of the proceeding for redemption of any shares of PRIDES to be redeemed except as to the holder to whom the Corporation has failed to give such notice or whose notice was defective. A public announcement of any call for redemption shall be made by the Corporation before, or at the time of, the mailing of such notice of redemption. The term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of the shares of PRIDES means the earlier of the date of the public announcement of such redemption and the date of the commencement of mailing of such notice to the holders of shares of PRIDES, in each case pursuant to this Section 3(b)(iv).

     Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                 (A)  the redemption date;

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                 (B) that all outstanding shares of PRIDES are to be redeemed or, in the case of a redemption of fewer than all outstanding shares of PRIDES, the number of such shares held by such holder to be redeemed;

                 (C) the PRIDES Call Price, the number of shares of Common Stock deliverable upon redemption of each share of PRIDES to be redeemed and the Current Market Price used to calculate such number of shares of Common Stock;

                 (D) the place or places where one or more certificates for such shares of PRIDES are to be surrendered for redemption; and

                 (E) that dividends on the shares of PRIDES to be redeemed shall cease to accrue on and after such redemption date (except as otherwise provided herein).

          (v) The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this Section 3(b) shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit with a bank or trust company, or an affiliate of a bank or trust company, having a combined capital and surplus of at least $50,000,000 according to its last published statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section 3(b) upon the occurrence of the related redemption of shares of PRIDES and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares of PRIDES to be redeemed as required by this Section 3(b), in trust for the account of the holders of such shares of PRIDES to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption of the shares of PRIDES so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of three years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of PRIDES so called for redemption shall look only to the Corporation for delivery of shares of Common Stock and the payment of any other funds due in connection with the redemption of the shares of PRIDES.

          (vi) Each holder of shares of PRIDES called for redemption must surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this Section 3(b) following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate

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and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then notwithstanding that the certificates evidencing any shares of PRIDES so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding and Preferred Dividends with respect to the shares so called for redemption and all rights with respect to the shares so called for redemption shall forthwith on and after such date cease and terminate (unless the Corporation defaults on the payment of the redemption price), except for (i) the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this Section 3(b) without interest upon surrender of their certificates therefor and (ii) the right of the holders, pursuant to Section
3(c) to convert the shares of PRIDES called for redemption until immediately before the close of business on any redemption date; provided, however, that
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holders of shares of PRIDES at the close of business on a record date for any payment of Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and before the Dividend Payment Date. Holders of shares of PRIDES that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of PRIDES, and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date.

                 (vii) Notwithstanding the provisions of this Section 3(b), the shares of PRIDES shall be subject to regulatory redemption pursuant to Article X of the Restated Certificate of Incorporation of the Corporation, as amended to date.

          (c) Shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of .92 shares of Common Stock for each share of PRIDES (the "PRIDES Optional Conversion Rate"), subject to adjustment as set forth below. The right of Optional Conversion of shares of PRIDES called for redemption shall terminate immediately before the close of business on any redemption date with respect to such shares.

          Optional Conversion of shares of PRIDES may be effected by delivering certificates evidencing such shares of PRIDES, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the Preferred Dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the shares of PRIDES or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the PRIDES Optional Conversion Rate in effect at such time and on such date.

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          Holders of shares of PRIDES at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares of PRIDES on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of PRIDES following such record date and before such Dividend Payment Date. However, shares of PRIDES surrendered for Optional Conversion after the close of business on a record date for any payment of declared Preferred Dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the Preferred Dividends attributable to the current quarterly dividend period payable on such date (unless such shares of PRIDES are subject to redemption on a redemption date between such record date established for such Dividend Payment Date and such Dividend Payment Date). Except as provided above, upon any Optional Conversion of shares of PRIDES, the Corporation shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of PRIDES as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

          (d) The PRIDES Common Equivalent Rate, the PRIDES Minimum Redemption Rate and the PRIDES Optional Conversion Rate (collectively, referred to as the "Rates") are each subject to adjustment from time to time as provided below in this paragraph (d).

                 (i) If the Corporation shall pay a stock dividend or make a distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Rates in effect at the opening of business on the day following the date fixed for the determination by stockholders entitled to receive such dividend or other distribution shall each be increased by multiplying such Rates by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of certificates issued in lieu of fractions of shares of Common Stock.

                 (ii) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Rates in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Rates in effect at the opening of business on the day following the day upon which such combination becomes effective shall each be proportionately reduced, such increases or reductions, as the case may be, to become effective

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immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (iii) If the Corporation shall, after the date of this Certificate of Designations, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to Section 3(b)(ii)) on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Rates shall each be adjusted by multiplying the Rates in effect on such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock held by the Corporation or by another corporation of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Rates shall each be readjusted to the Rates which would then be in effect had the adjustments made after the issuance of such rights or warrants been made upon the basis of issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

                 (iv) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Corporation other than Common Stock and shares of capital stock of any other corporation, but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined herein) and dividends referred to in clause (i)), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above), then in each such case, the Rates shall each be adjusted by multiplying such Rates in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock (determined pursuant to 3(b)(ii) on such record date), and of which the denominator shall be such Current Market Price per share of Common Stock less either (i) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) on such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock, or (ii) if applicable, the

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amount of the Extraordinary Cash Distributions.  Such adjustment shall become effective on the opening of business on the business day next following the record date for such dividend or distribution or for the determination of holders entitled to receive such rights or warrants, as the case may be.

                 (v) Any shares of Common Stock issuable in payment of a dividend or other distribution (other than as described in clause (i) above) shall be deemed to have been issued immediately before the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under this Section 3.

                 (vi) Anything in this Section 3 notwithstanding, the Corporation shall be entitled (but shall not be required) to make such upward adjustments in the Rates and the PRIDES Call Price in addition to those set forth by this Section 3, as the Corporation, in its sole discretion, shall determine to be advisable, in order that any stock dividends, subdivision of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. The term "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividend and cash distributions on the Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the Rates was previously made) to the extent such dividends and distributions exceed, on a per share of Common Stock basis, 10% of the average daily Closing Price of the Common Stock over such period.

                 (vii) In any case in which this Section 3(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to Section 3(a) or redemption pursuant to Section 3(b) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event or the date of final determination of such fair market value; (A) issuing to the holder of any shares of PRIDES surrendered for conversion or redemption the additional shares of Common Stock issuable over the shares of Common Stock issuable before giving effect to such adjustment; and
(B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 4.

                 (viii) All adjustments to the Rates shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in any of the Rates shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which
                                 --------  -------
by reason of this Section 3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Rates shall be made successively.

                 (ix) Before redeeming any shares of PRIDES, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.

          (e) In case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged) or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of PRIDES might have been converted immediately before consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the PRIDES Call Price in effect on such redemption date upon a redemption of such share of PRIDES immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of
                                  --------
securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in Section 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                 (f) Whenever the Rates are adjusted as provided in Section 3(d), the Corporation shall:

                     (i) forthwith compute the Rates in accordance with this
Section 3 and prepare a certificate signed by the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President and Treasurer, Vice President and General Counsel, the Vice President and Corporate Controller or the Vice President and Corporate Secretary of the Corporation setting forth the adjusted Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent for the shares of the PRIDES and the Common Stock;

                    (ii) make a prompt public announcement stating that the Rates have been adjusted and setting forth the adjusted Rates; and

                   (iii) mail a notice stating that the Rates have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Rates, to the holders of record of the outstanding shares of PRIDES, at or prior to the time the Corporation mails an interim statement, if any, to its stockholders covering the fiscal quarter period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter period.

          (g) In case, at any time while any of the shares of PRIDES are outstanding,

                 (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends other than Extraordinary Cash Distributions; or

                 (ii) the Corporation shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants; or

                 (iii) the Corporation shall authorize any reclassification of the Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of PRIDES, and shall cause to be mailed to the holders of shares of PRIDES at their last addresses as they shall appear on the stock register of the Corporation, at least 10 business days before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this paragraph (g) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

          [(h) As a result of the cash payment of $______ to a holder of each share of common stock of Bally Entertainment Corporation, a Delaware corporation ("Bally"), in the merger of Bally with and into the Corporation (the "Merger"), upon (i) the Mandatory Conversion of such shares of PRIDES pursuant to Section 3(a) hereof, each such outstanding share of PRIDES shall be converted into the right to receive, in addition to the securities, cash and other property otherwise provided for in this Section 3, $___ for each share of PRIDES so converted; (ii) the Optional Conversion of such shares of PRIDES pursuant to
Section 3(c) hereof, each such outstanding share of PRIDES shall be converted into the right to receive $____, in addition to the securities, cash and other property otherwise provided for in this Section 3, for each such share of PRIDES so converted; and (iii) the redemption by the Corporation of any shares of PRIDES pursuant to Section 3(b) hereof, each such outstanding share of PRIDES shall be converted into the right to receive, in addition to the securities, cash and other property otherwise provided for in this Section 3, the following amount of cash, based on the applicable redemption date, for each share of PRIDES so redeemed:

        Redemption Date                      Cash
        ---------------                      ----
     10/3/98 through and including 1/2/99    $
      1/3/99 through and including 4/2/99    $
      4/3/99 through and including 7/2/99    $
      7/3/99 through and including 9/2/99    $
      9/3/99 through and including 10/3/99   $      ]

          Section 4. No Fractional Shares. No fractional shares of Common Stock
                     --------------------
shall be issued upon redemption or conversion of any shares of the PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of the PRIDES of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock (determined as of the second Trading Day immediately preceding the Notice
Date) in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of PRIDES shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the PRIDES so surrendered or redeemed.

          Section 5.  Reservation of Common Stock.  The Corporation shall at all
                      ---------------------------
times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of PRIDES, as herein provided, free from preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the Mandatory Conversion or Optional Conversion or redemption of all the shares of PRIDES then outstanding.

          Section 6.  Definitions.  As used in this Certificate of Designations:
                      -----------

                  (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close;

                  (ii) the term "Closing Price", on any day, shall mean the last reported sales price of the Common Stock, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the New York Stock Exchange, on the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day, as furnished by any New York Stock Exchange member firm making a market in the Common Stock selected from time to time by the Board of Directors for that purpose;

                 (iii) the term "record date" shall be such date as from time to time shall be fixed by the Board of Directors with respect to the receipt of dividends, the receipt of a redemption price upon redemption or the taking of any action or exercise of any voting rights permitted hereby; and

                 (iv) the term "Trading Day" shall mean a date on which the New York Stock Exchange (or any successor) is open for the transaction of business.

          Section 7.  Payment of Taxes.  The Corporation shall pay any and all
                      ----------------
documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of PRIDES pursuant to Section 3; provided, however, that the Corporation
                                        --------  -------
shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of PRIDES redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          Section 8.  Liquidation Rights.  In the event of any voluntary or
                      ------------------
involuntary liquidation, dissolution, or winding up of the Corporation, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of PRIDES are entitled to receive the sum of $11.125 per share, plus an amount equal to any accrued and unpaid Preferred Dividends thereon, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of PRIDES and all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of PRIDES shall not be entitled to any further participation in any distribution of assets by the Corporation.
A consolidation or merger of the Corporation with or into one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

          Section 9. Voting Rights. (a) The holders of shares of PRIDES shall
                     -------------
have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of (4/5) (four-fifths) of a vote for each share of PRIDES held. The holders of shares of PRIDES and the holders of Common Stock will vote together as one class on such matters except as otherwise provided by law or the Restated Certificate of Incorporation of the Corporation.

          (b) In the event that dividends on the shares of PRIDES or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or if any series of Preferred Stock (other than the PRIDES) shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any directors of the Corporation ("Preferred Stock Directors"), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable with the PRIDES as a class), with each share of PRIDES entitled to one vote on this and other matters in which such Preferred Stock votes as a group, shall be entitled to vote for the election of two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, shall continue until all cumulative dividends accumulated and payable on the shares of PRIDES and such other series of Preferred Stock shall have been paid in full and the right of any other such series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of PRIDES shall cease. The term of office of any director elected by the holders of the shares of PRIDES and such other series shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of the shares of PRIDES and such other series to vote for such directors.

          (c) The Corporation shall not, without the approval of the holders of at least 66-2/3 percent of the shares of PRIDES then outstanding: (i) amend, alter, or repeal any of the provisions of the Restated Certificate of Incorporation of the Corporation so as to affect adversely the powers, preferences or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time for any required notice to which the holders of the shares of PRIDES then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Junior Stock or any stock of any class ranking on a parity with the PRIDES being deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES); (ii) authorize or create, or increase the authorized amount of, any stock of any class (whether or not convertible into capital stock of any class), ranking prior to the shares of PRIDES either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation shall receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, including, without limitation, as set forth in Section 3(e) hereof, as correspond to the shares of PRIDES so held.

          (d) The Corporation shall not, without the approval of the holders of at least a majority of the shares of PRIDES then outstanding, increase the authorized number of shares of Preferred Stock to greater than 60,000,000 shares.

          (e) Notwithstanding the provisions set forth in Sections 9(c) and 9(d), no such approval described therein of the holders of the shares of PRIDES shall be required if, at or before the time when such amendment, alteration or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution, or winding up, sale, lease, conveyance, purchase, or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.

          IN WITNESS WHEREOF, HILTON HOTELS CORPORATION has caused this certificate to be signed and attested this ____ day of ___________, 1996.

                                       HILTON HOTELS CORPORATION


                                       By:
                                          -----------------------------------
                                          Name:  Mathew J. Hart
                                          Title: Executive Vice President and
                                          Chief Financial Officer


Attest:


- ---------------------------------
Name:  Cheryl L. Marsh
Title:   Vice President and Corporate Secretary